Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

VENOCO, INC. ANNOUNCES 2nd QUARTER 2012 FINANCIAL

AND OPERATIONAL RESULTS

Production of 1.6 Million BOE or 17,080 BOE/d
Oil Volumes Up 8% Compared to 1Q 2012

New South Ellwood Well Averages 1,718 BO/d in July

DENVER, COLORADO, August 8, 2012 /Marketwire/ — Venoco, Inc. (NYSE: VQ) today reported financial and operational results for the second quarter of 2012.  The company reported net income for the quarter of $14.5 million on total revenues of $82.5 million.

Adjusted Earnings, which adjusts for unrealized derivative gains and losses and certain one-time charges, were $13.3 million for the quarter down from $38.5 million in the first quarter of 2012. Adjusted EBITDA was $55.8 million in the quarter, down from $87.8 million in the first quarter. Adjusted Earnings and Adjusted EBITDA were positively impacted by the monetization of certain 2012-2015 oil and natural gas hedges in the amount of $41.2 million in the first quarter and $11.0 million in the second quarter. Please see the end of this release for definitions of Adjusted Earnings and Adjusted EBITDA and a reconciliation of those measures to net income/loss.

Highlights include the following:

•                  Production of 1.6 million barrels of oil equivalent (MMBOE) for the quarter, or 17,080 BOE per day (BOE/d).

•                  Daily oil volumes up 8% in the second quarter compared to the first quarter of 2012.

•                  Second of four wells planned at South Ellwood for 2012 completed in late June and averaged 1,718 gross barrels of oil per day during July.

•                  Adjusted EBITDA of $55.8 million and Adjusted Earnings of $13.3 million.

“We continued to grow our oil volumes from our Southern California legacy assets, primarily as a result of drilling at West Montalvo and Sockeye. Late in the second quarter we completed an excellent PUD well at the South Ellwood field that, along with positive results from the next two wells — a PUD and a Probable — to be drilled at South Ellwood should enable us to continue to grow oil volumes throughout the remainder of the year,” said Ed O’Donnell, Venoco’s CEO.  “Since April 1st we have also benefited from selling the majority of our crude oil based on California postings, which continued to trade at a premium to WTI throughout the second quarter.”

Second Quarter Production

Average daily oil volumes were up eight percent in the second quarter of 2012 compared to the first quarter of 2012 and up about fourteen percent from full-year 2011. The company’s average daily production of 17,080 BOE/d in the second quarter, however, was down slightly compared to the first quarter of 2012. The two percent overall decrease in production was driven by declines in natural gas volumes from the Sacramento Basin where the company has minimal drilling activity due to continued low natural gas prices. The declines in natural gas revenue were largely offset by increased oil volumes and better oil realizations during the second quarter, which kept full-company revenues just three percent below those in the first quarter.

“We have some prolific oil properties and are very pleased to report solid results from our three largest of these properties. Our successful oil development has also provided a significant offset to our forecasted volume declines in natural gas” said Mr. O’Donnell.  “We had a solid month of July with net oil volumes averaging about 9,148 barrels per day, up 1,544 barrels per day from our second quarter average. We will, however, continue to guide to the lower end of our production range for 2012, which is slightly higher than 2011 production,” Mr. O’Donnell added.

The following table details the company’s daily production by region (BOE(1)/d):

	Quarter Ended			Six Months Ended
Region	6/30/11	3/31/12	6/30/12	6/30/11	6/30/12
Sacramento Basin	10,217	9,970	9,136	10,403	9,554
Southern California	7,343	7,455	7,944	7,284	7,699
Total	17,560	17,425	17,080	17,687	17,253

(1)  Barrel of oil equivalent (BOE) is calculated using the ratio of six Mcf of natural gas to one barrel of crude oil, condensate or natural gas liquids.

Second Quarter Costs

Venoco’s second quarter 2012 lease operating expenses of $12.93 per BOE were down 16% from the first quarter 2012 level which was $15.42 per BOE. Costs in the first quarter of 2012 were higher due primarily to non-recurring maintenance at Platforms Gail and Holly.

The following table details certain of the company’s per BOE metrics for the indicated quarter:

	Quarter Ended			Six Months Ended
UNAUDITED (per BOE)	6/30/11	3/31/12	6/30/12	6/30/11	6/30/12
Lease Operating Expenses	$13.14	$15.42	$12.93	$13.33	$14.19
Property and Production Taxes	0.90	1.02	3.41	0.93	2.20
DD&A Expense	13.59	14.03	13.65	13.56	13.84
G&A Expense (1)	4.70	5.37	5.15	4.96	5.26

(1)          Net of amounts capitalized and excluding stock-based compensation costs and costs related to the going-private transaction. See the end of this release for a reconciliation of G&A per BOE.

Capital Investment Second Quarter 2012

Venoco’s second quarter capital expenditures for exploration, development and other spending were $70 million, including $54 million for drilling and rework activities, $5 million for facilities, and $11 million for land, seismic and capitalized G&A.

The company’s second quarter capital expenditures in the Sacramento Basin were $5 million, including approximately $1.5 million incurred performing 45 recompletions. The company’s 2012 budget provides for total capital expenditures of $32 million in the basin, of which $15 million was spent during the first half of the year drilling three wells and performing 140 recompletions. The budget contemplates drilling one additional well and performing approximately 60 additional recompletions.

The company’s Southern California legacy fields accounted for $40 million or 57% of its second quarter capital expenditures. At the West Montalvo field, two wells spud during the first quarter were completed during the second quarter and drilling began on a new well late in the quarter. Through the first six months of the year, the company has brought five new wells online at West Montalvo (including wells spud last year). At the Sockeye field, the company completed three wells in the quarter. At the South Ellwood field, the company completed two wells during the quarter. The first well completed has averaged 130 gross barrels of oil per day in July while the second well averaged 1,718 gross barrels per day in July.

The company’s 2012 capital expenditure budget for legacy Southern California properties is $123 million, of which $70 million was spent during the first half of the year. During the second half of the year, the company plans to complete one additional well at West Montalvo and two wells at South Ellwood.

The company had onshore Monterey capital expenditures of $25 million or 36% of its total second quarter capital expenditures. As part of this activity, the company spud two wells and completed three wells in the Sevier field. Through the first six months of the year, the company has completed five wells in Sevier. The company’s 2012 capital expenditure budget for the onshore Monterey shale development is $100 million, of which $46 million was spent during the first half of the year.

2012 Guidance

The following summarizes the company’s 2012 guidance:

•                  Production: 17,750 — 18,250 BOE/d

•                  Capital Budget: $255 million

•                  Lease Operating Expenses: $15.00 — $15.50 per BOE

•                  General & Administrative Expenses: $5.25 — $5.50 per BOE

•                  Production & Property Taxes: $1.65 - $1.70 per BOE (previously $1.00-$1.10 per BOE)

•                  DD&A: $15.00 — $15.50 per BOE

Earnings Conference Call

Venoco will host a conference call to discuss results today, Wednesday, August 8, 2012 at 11:00 p.m. Eastern time (9 a.m. Mountain).  The conference call will be webcast and those wanting to listen may do so by using a link on the Investor Relations page of the company’s website at http://www.venocoinc.com.  Those wanting to participate in the Q & A portion can call (866) 788-0539 and use conference code 44920420. International participants can call (857) 350-1677 and use the same conference code.

A replay of the conference call will be available for one week by calling (888) 286-8010 or, for international callers, (617) 801-6888, and using passcode 60971906.  The replay will also be available on the Venoco website for 30 days.

About the Company

Venoco is an independent energy company primarily engaged in the acquisition, exploitation and development of oil and natural gas properties primarily in California.  Venoco operates three offshore platforms in the Santa Barbara Channel, has non-operated interests in three other platforms, operates several onshore properties in Southern California, and has extensive operations in Northern California’s Sacramento Basin.

Forward-looking Statements

Statements made in this news release relating to Venoco’s future production, expenses, revenue, price realizations, oil/gas production mix, reserves, capital expenditures and development projects, and all other statements except statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the company’s future performance are both subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the timing and extent of changes in oil and gas prices, the timing and results of drilling and other development activities, the availability and cost of obtaining drilling equipment and technical personnel, risks associated with the availability of acceptable transportation arrangements and the possibility of unanticipated operational problems, delays in completing production, treatment and transportation facilities, higher than expected production costs and other expenses, and pipeline curtailments by third parties. The company’s activities with respect to the onshore Monterey Shale and other projects are subject to numerous operating, geological and other risks and may not be successful. The company’s results in the onshore Monterey Shale will be subject to greater risks than in areas where it has more data and drilling and production experience. Results from the company’s onshore Monterey Shale project will depend on, among other things, its ability to identify productive intervals and drilling and completion techniques necessary to achieve commercial production from those intervals. The closing of the transaction contemplated by the previously announced merger agreement with Mr. Marquez is subject to a number of conditions, including a financing condition, and those conditions may not be satisfied. All forward-looking statements are made only as of the date hereof and the company undertakes no obligation to update any such statement. Further information on risks and uncertainties that may affect the Company’s operations and financial performance, and the forward-looking statements made herein, is available in the company’s filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.

References to reserve estimates other than proved are by their nature more uncertain than estimates of proved reserves, and are subject to substantially greater risk of not actually being realized by the company.

For further information, please contact Mike Edwards, Vice President, (303) 626-8320; http://www.venocoinc.com; E-Mail investor@venocoinc.com.

Source: Venoco, Inc.

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OIL AND NATURAL GAS PRODUCTION AND PRICES

	Quarter Ended		%	Quarter Ended		%	Six Months Ended		%
UNAUDITED	3/31/12	6/30/12	Change	6/30/11	6/30/12	Change	6/30/11	6/30/12	Change
Production Volume:
Oil (MBbls) (1)	641	692	8%	619	692	12%	1,227	1,333	9%
Natural Gas (MMcf)	5,668	5,174	-9%	5,874	5,174	-12%	11,846	10,842	-8%
MBOE	1,586	1,554	-2%	1,598	1,554	-3%	3,201	3,140	-2%
Daily Average Production Volume:
Oil (Bbls/d)	7,044	7,604	8%	6,802	7,604	12%	6,779	7,324	8%
Natural Gas (Mcf/d)	62,286	56,857	-9%	64,549	56,857	-12%	65,448	59,571	-9%
BOE/d	17,425	17,080	-2%	17,560	17,080	-3%	17,687	17,253	-2%
Oil Price per Barrel Produced (in dollars):
Realized price before hedging	$98.66	$100.38	2%	$96.37	$100.38	4%	$91.42	$99.55	9%
Realized hedging gain (loss)(2)	(5.75)	(9.56)	66%	(5.37)	(9.56)	78%	(3.46)	(7.73)	123%
Net realized price	$92.91	$90.82	-2%	$91.00	$90.82	0%	$87.96	$91.82	4%
Natural Gas Price per Mcf (in dollars):
Realized price before hedging	$2.76	$2.38	-14%	$4.29	$2.38	-45%	$4.16	$2.58	-38%
Realized hedging gain (loss)(2)	0.63	0.47	-25%	0.82	0.47	-43%	0.95	0.55	-42%
Net realized price	$3.39	$2.85	-16%	$5.11	$2.85	-44%	$5.11	$3.13	-39%
Expense per BOE (in dollars):
Lease operating expenses	$15.42	$12.93	-16%	$13.14	$12.93	-2%	$13.33	$14.19	6%
Production and property taxes	$1.02	$3.41	234%	$0.90	$3.41	279%	$0.93	$2.20	137%
Transportation expenses	$2.78	$0.17	-94%	$1.67	$0.17	-90%	$1.45	$1.49	3%
Depreciation, depletion and amortization	$14.03	$13.65	-3%	$13.59	$13.65	0%	$13.56	$13.84	2%
General and administrative (3)	$7.79	$6.35	-18%	$5.52	$6.35	15%	$5.83	$7.08	21%
Interest expense	$9.91	$10.22	3%	$10.00	$10.22	2%	$8.96	$10.06	12%

(1)  Amounts shown are oil production volumes for offshore properties and sales volumes for onshore properties (differences between onshore production and sales volumes are minimal). Revenue accruals are adjusted for actual sales volumes since offshore oil inventories can vary significantly from month to month based on pipeline inventories, oil pipeline sales nominations, and prior to February 2012, the timing of barge deliveries and oil in tanks.

(2)  The realized commodity derivative gain (loss) excludes gains from the early settlement of oil and natural gas hedges in the following periods:

  • three months ended June 30, 2012 excludes gains of $3.1 million for natural gas and $7.9 million for oil

  • three months ended June 30, 2011 excludes gain of $2.0 million for oil

  • six months ended June 30, 2012 excludes gains of $44.3 million for natural gas and $7.9 million for oil

  • six months ended June 30, 2011 excludes gain of $2.0 million for oil

(3) Net of amounts capitalized.

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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended		Quarter Ended		Six Months Ended
UNAUDITED (In thousands)	3/31/12	6/30/12	6/30/11	6/30/12	6/30/11	6/30/12
REVENUES:
Oil and natural gas sales	$83,388	$80,936	$85,918	$80,936	$164,237	$164,324
Other	1,975	1,563	1,371	1,563	2,242	3,538
Total revenues	85,363	82,499	87,289	82,499	166,479	167,862
EXPENSES:
Lease operating expense	24,450	20,093	21,000	20,093	42,676	44,543
Property and production taxes	1,615	5,302	1,439	5,302	2,987	6,917
Transportation expense	4,412	257	2,670	257	4,656	4,669
Depletion, depreciation and amortization	22,254	21,213	21,713	21,213	43,404	43,467
Accretion of asset retirement obligation	1,391	1,450	1,608	1,450	3,198	2,841
General and administrative	12,361	9,869	8,824	9,869	18,653	22,230
Total expenses	66,483	58,184	57,254	58,184	115,574	124,667
Income from operations	18,880	24,315	30,035	24,315	50,905	43,195
FINANCING COSTS AND OTHER:
Interest expense	15,711	15,880	15,976	15,880	28,673	31,591
Interest rate derivative realized (gains) losses	—	—	—	—	41,147	—
Interest rate derivative unrealized (gains) losses	—	—	—	—	(40,064)	—
Amortization of deferred loan costs	569	585	592	585	1,123	1,154
Loss on extinguishment of debt	—	—	—	—	1,357	—
Commodity derivative realized (gains) losses	(41,096)	(6,786)	(3,507)	(6,786)	(8,975)	(47,882)
Commodity derivative unrealized (gains) losses and amortization of derivative premiums	71,634	90	(2,049)	90	32,546	71,724
Total financing costs and other	46,818	9,769	11,012	9,769	55,807	56,587
Income (loss) before taxes	(27,938)	14,546	19,023	14,546	(4,902)	(13,392)
Income tax provision (benefit)	—	—	—	—	—	—
Net income (loss)	$(27,938)	$14,546	$19,023	$14,546	$(4,902)	$(13,392)

Weighted average common shares outstanding:
Basic	58,910	59,106	58,718	59,106	57,446	59,008
Diluted	58,910	59,170	58,843	59,170	57,446	59,008

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

UNAUDITED ($ in thousands)	12/31/11	6/30/12
ASSETS
Cash and cash equivalents	$8,165	$19
Accounts receivable	30,017	28,717
Inventories	7,411	6,884
Other current assets	4,296	2,677
Commodity derivatives	47,768	4,806
Total current assets	97,657	43,103
Net property, plant and equipment	810,465	874,297
Total other assets	21,622	20,413
TOTAL ASSETS	$929,744	$937,813
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$53,098	$52,159
Interest payable	21,854	21,311
Commodity derivatives	2,490	10,555
Total current liabilities	77,442	84,025
LONG-TERM DEBT	686,958	689,329
COMMODITY DERIVATIVES	308	7,552
ASSET RETIREMENT OBLIGATIONS	92,008	92,568
Total liabilities	856,716	873,474
Total stockholders’ equity	73,028	64,339
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$929,744	$937,813

GAAP RECONCILIATIONS

Adjusted Earnings and Adjusted EBITDA

In addition to net income (loss) determined in accordance with GAAP, we have provided in this release our Adjusted Earnings and Adjusted EBITDA for recent periods.  Both Adjusted Earnings and Adjusted EBITDA are non-GAAP financial measures that we use as supplemental measures of our performance.

We define Adjusted Earnings as net income (loss) before the effects of the items listed in the table below.  We calculate the tax effect of reconciling items by re-performing our period-end tax calculation excluding the reconciling items from earnings.  The difference between this calculation and the tax expense/benefit recorded for the period results in the tax effect disclosed below.  We believe that Adjusted Earnings facilitates comparisons to earnings forecasts prepared by stock analysts and other third parties. Such forecasts generally exclude the effects of items that are difficult to predict or to measure in advance and are not directly related to our ongoing operations. Adjusted Earnings should not be considered a substitute for net income (loss) as reported in accordance with GAAP.

We define Adjusted EBITDA as net income (loss) before the effects of the items listed in the table below.  Because the use of Adjusted EBITDA facilitates comparisons of our historical operating performance on a more consistent basis, we use this measure for business planning and analysis purposes, in assessing acquisition opportunities and in determining how potential external financing sources are likely to evaluate our business.

We present Adjusted Earnings and Adjusted EBITDA because we consider them to be important supplemental measures of our performance.  Neither Adjusted Earnings nor Adjusted EBITDA is a measurement of our financial performance under GAAP and neither should be considered as an alternative to net income (loss), operating income or any other performance measure derived in accordance with GAAP, as an alternative to cash flow from operating activities or as a measure of our liquidity. You should not assume that the Adjusted Earnings or Adjusted EBITDA amounts shown are comparable to similarly named measures disclosed by other companies.

	Quarter Ended			Six Months Ended
UNAUDITED ($ in thousands)	6/30/11	3/31/12	6/30/12	6/30/11	6/30/12
Adjusted Earnings Reconciliation
Net Income	$19,023	$(27,938)	$14,546	$(4,902)	$(13,392)
Plus:
Unrealized commodity (gains) losses	(4,039)	63,839	(2,134)	28,566	61,705
Unrealized interest rate derivative (gains) losses	—	—	—	(40,064)	—
Going private related costs	—	2,628	852	—	3,480
Loss on extinguishment of debt	—	—	—	1,357	—
Settlement of interest rate swap contracts	—	—	—	38,065	—
Tax effects	—	—	—	—	—
Adjusted Earnings	$14,984	$38,529	$13,264	$23,022	$51,793

	Quarter Ended			Six Months Ended
UNAUDITED ($ in thousands)	6/30/11	3/31/12	6/30/12	6/30/11	6/30/12
Adjusted EBITDA Reconciliation
Net income	$19,023	$(27,938)	$14,546	$(4,902)	$(13,392)
Interest expense	15,976	15,711	15,880	28,673	31,591
Interest rate derivative (gains) losses - realized	—	—	—	41,147	—
DD&A	21,713	22,254	21,213	43,404	43,467
Accretion of asset retirement obligation	1,608	1,391	1,450	3,198	2,841
Amortization of deferred loan costs	592	569	585	1,123	1,154
Loss on extinguishment of debt	—	—	—	1,357	—
Share-based payments	1,579	1,540	1,208	3,403	2,748
Going private related costs	—	2,628	852	—	3,480
Amortization of derivative premiums	1,990	7,795	2,224	3,980	10,019
Unrealized commodity derivative (gains) losses	(4,039)	63,839	(2,134)	28,566	61,705
Unrealized interest rate derivative (gains) losses	—	—	—	(40,064)	—
Adjusted EBITDA	$58,442	$87,789	$55,824	$109,885	$143,613

We also provide per BOE G&A expenses excluding costs associated with the going-private transaction, and share-based compensation charges.  We believe that these non-GAAP measures are useful in that the items excluded do not represent cash expenses directly related to our ongoing operations.  These non-GAAP measures should not be viewed as an alternative to per BOE G&A expenses as determined in accordance with GAAP.

	Quarter Ended			Six Months Ended
UNAUDITED ($ in thousands, except per BOE amounts)	6/30/11	3/31/12	6/30/12	6/30/11	6/30/12
G&A per BOE Reconciliation

G&A expense	$8,824	$12,361	$9,869	$18,653	$22,230
Less:
Share-based compensation expense	(1,319)	(1,220)	(1,018)	(2,773)	(2,238)
Going private related costs	—	(2,628)	(852)	—	(3,480)
G&A Expense Excluding Share-Based Comp Going Private Costs	7,505	8,513	7,999	15,880	16,512
MBOE	1,598	1,586	1,554	3,201	3,140
G&A Expense per BOE Excluding Share-Based Comp and Going Private Costs	$4.70	$5.37	$5.15	$4.96	$5.26

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